Exhibit 99.1
Kraton Corporation Announces Third Quarter 2021 Results

HOUSTON, October 27, 2021 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global sustainable producer of  specialty polymers and high-value biobased products derived from pine wood pulping co-products, announces financial results for the quarter ended September 30, 2021.

THIRD QUARTER 2021 SUMMARY
▪Consolidated net income of $55.2 million, compared to consolidated net loss of $402.6 million in the third quarter of 2020. The third quarter of 2020 results include a non-cash goodwill impairment charge of $400.0 million within the Chemical segment.
▪Adjusted EBITDA(2) of $88.1 million, up $27.8 million or 46.2%, compared to the third quarter of 2020.
•The $27.8 million increase in Adjusted EBITDA(2) reflects strong global demand trends in both segments and continued favorable market fundamentals in the Chemical segment, partially offset cost inflation.
▪Polymer segment operating income of $43.8 million, compared to an operating loss of $5.1 million in the third quarter of 2020, and Adjusted EBITDA(2) of $41.3 million, up $9.4 million or 29.3%, compared to $31.9 million in the third quarter of 2020.
▪The $9.4 million increase in Adjusted EBITDA(2) reflects a 9.2% volume growth, partially offset by higher raw material, logistics, utilities, and secondary costs, which we continue to address through increases in selling prices consistent with our Price Right strategy.
▪Chemical segment operating income of $35.7 million, compared to an operating loss of $401.7 million in the third quarter of 2020, and Adjusted EBITDA(2) of $46.8 million, up 65.2%, compared to $28.3 million in the third quarter of 2020.
▪The $18.5 million increase in Adjusted EBITDA(2) reflects factors including higher sales volumes associated with improved demand into high-value upgrade markets and continued overall favorable market fundamentals resulting in higher average selling prices, partially offset by higher average raw material and other costs.
▪Reduced consolidated debt during the quarter by $18.0 million and consolidated net debt(2) by $50.0 million, including the favorable effect of foreign currency(2) of $11.1 million.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands, except percentages and per share amounts)
Revenue	$526,888	$373,438	$1,457,782	$1,156,386
Polymer segment operating income (loss)	$43,822	$(5,090)	$125,649	$29,597
Chemical segment operating income (loss)	$35,710	$(401,681)	$71,263	$(395,296)
Consolidated net income (loss)(1)	$55,206	$(402,617)	$128,150	$(200,678)
Adjusted EBITDA (non-GAAP)(2)(4)	$88,101	$60,257	$217,639	$207,672
Adjusted EBITDA margin (non-GAAP)(3)(4)	16.7%	16.1%	14.9%	18.0%
Diluted earnings (loss) per share	$1.62	$(12.67)	$3.76	$(6.40)
Adjusted diluted earnings per share (non-GAAP)(2)	$0.98	$0.49	$1.84	$1.05
__________________________________________________
(1)For the three and nine months ended September 30, 2020, includes the $400.0 million non-cash goodwill impairment charge in the Chemical segment.
(2)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(3)Defined as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA margin reflects approximately 135 basis points reduction for costs associated with the Berre turnaround for the nine months ended September 30, 2021.
(4)For the nine months ended September 30, 2020, includes $10.3 million contribution from the Cariflex business prior to its sale in March 2020.

“During the third quarter of 2021 our Polymer and Chemical segments continued to benefit from positive global demand fundamentals across the majority of our end market exposures. While our consolidated financial results reflect ongoing inflation in the cost for raw materials and energy inputs, as well as in transportation and logistics costs, we continue to address the impact of this inflation through actions consistent with our Price Right strategy. In light of these factors, we are pleased to report third quarter 2021 Adjusted EBITDA of $88.1 million,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer.
Third quarter 2021 Adjusted EBITDA for the Polymer segment was $41.3 million, up $9.4 million or 29.3%, compared to the third quarter of 2020. Third quarter 2021 results for the Polymer segment reflect a 9.2% increase in sales volume, compared to the year-ago quarter. Specialty Polymers sales volume was up 17.2% versus the third quarter of 2020, benefiting from continued recovery in global demand and higher sales into lubricant additive applications, principally due to the timing of sales. Sales volume for Performance Products was up 6.4% compared to the third quarter of 2020, driven by higher sales into consumer and adhesive applications. As previously discussed, while unit margins have been adversely impacted by increases in raw material and energy costs, this largely reflects the lag effect associated with realization of price increases. As such, we view the margin pressures as transitory, and we expect unit margins and segment profitability to continue to benefit from ongoing implementation of further price increases.
Chemical segment Adjusted EBITDA for the third quarter of 2021 was $46.8 million, up $18.5 million or 65.2%, compared to the third quarter of 2021. Third quarter 2021 financial results for the Chemical segment reflect unit margin improvement, compared to the third quarter of 2020, as the benefit of strong demand fundamentals and higher average selling prices served to offset the impact of increased costs for raw materials. Sales volume for Adhesives was up 6.7%, compared to the third quarter of 2020, driven by favorable global adhesive demand. Sales volume for Performance Chemicals was down 2.5% versus the third quarter of 2020, principally due to lower opportunistic sales of raw materials, and sales volume for Tires was up 15.0%.
“While we expect inflationary pressures to persist for the balance of 2021, based upon our view of current demand trends, and our expectations for further price realizations to offset inflation, we continue to expect Adjusted EBITDA for the full year 2021 to fall in the range of $280 to $300 million,” said Fogarty. “With respect to the previously announced Definitive Merger Agreement between Kraton and DL Chemical Co., Ltd., we continue to expect the closing to occur by the end of the first half of 2022,” added Fogarty.

Polymer Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands, except percentages)
Performance Products	$180,671	$117,353	$485,770	$354,452
Specialty Polymers	110,673	78,629	308,481	232,851
Cariflex(1)	—	—	—	36,930
Isoprene Rubber(1)	5,261	1,833	21,191	17,436
Other	484	725	1,243	1,103
Polymer Segment Revenue	$297,089	$198,540	$816,685	$642,772

Operating income (loss)	$43,822	$(5,090)	$125,649	$29,597
Adjusted EBITDA (non-GAAP)(1)(2)	$41,272	$31,912	$105,057	$136,926
Adjusted EBITDA margin (non-GAAP)(3)	13.9%	16.1%	12.9%	21.3%
__________________________________________________
(1)Our Cariflex revenue includes sales through March 6, 2020. We continue to sell Isoprene Rubber to DL Chemical Co., Ltd. (“DL Chemical”) under the Isoprene Rubber Supply Agreement (“IRSA”). Sales under the IRSA are transacted at cost and include the amortization of non-cash deferred income of $2.4 million and $0.3 million for the three months ended September 30, 2021 and 2020, respectively, and $10.0 million and $7.5 million for the nine months ended September 30, 2021 and 2020, respectively, which represents revenue deferred until the products are sold under the IRSA.
(2)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(3)Defined as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA margin reflects approximately 240 basis points reduction for costs associated with the Berre turnaround for the nine months ended September 30, 2021.
Q3 2021 VERSUS Q3 2020 RESULTS
Revenue for the Polymer segment was $297.1 million for the three months ended September 30, 2021 compared to $198.5 million for the three months ended September 30, 2020. The increase was driven by higher average sales prices implemented in response to inflationary factors, including significantly higher raw material costs, as well as strong demand fundamentals compared to the third quarter of 2020, driving higher sales volumes in our Specialty Polymers and Performance Products business lines. The positive effect from changes in currency exchange rates between the periods was $3.6 million.

Polymer Segment Sales Volume % Change	Three Months Ended September 30, 2021
Performance Products	6.4%
Specialty Polymers	17.2%
Isoprene Rubber	25.4%
Total	9.2%
Sales volumes of 82.2 kilotons for the three months ended September 30, 2021 increased 9.2% compared to the three months ended September 30, 2020. Specialty Polymers sales volumes increased 17.2% driven by strong demand across regions and most applications. Performance Products sales volumes increased 6.4%, driven by higher sales into consumer and adhesive applications associated with continued demand strength. Isoprene Rubber sales volumes increased 25.4% due to timing associated with sales.
For the three months ended September 30, 2021, the Polymer segment generated Adjusted EBITDA (non-GAAP) of $41.3 million compared to $31.9 million for the three months ended September 30, 2020. The higher Adjusted EBITDA is primarily a result of volume growth across all product lines. The contribution from higher sales volumes is partially offset by inflationary pressures resulting in higher raw material, logistics, utilities, and secondary costs, which we continue to address through increases in selling prices consistent with our Price Right strategy. The positive effect from changes in currency exchange rates between the periods was $1.1 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

Chemical Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands, except percentages)
Adhesives	$82,239	$63,901	$228,295	$189,789
Performance Chemicals	131,300	99,919	368,639	295,509
Tires	16,260	11,078	44,163	28,316
Chemical Segment Revenue	$229,799	$174,898	$641,097	$513,614

Operating income (loss)(1)	$35,710	$(401,681)	$71,263	$(395,296)
Adjusted EBITDA (non-GAAP)(2)	$46,829	$28,345	$112,582	$70,746
Adjusted EBITDA margin (non-GAAP)(3)	20.4%	16.2%	17.6%	13.8%
__________________________________________________
(1)For the three and nine months ended September 30, 2020, includes the $400.0 million non-cash goodwill impairment charge in the Chemical segment.
(2)See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
(3)Defined as Adjusted EBITDA as a percentage of revenue.
Q3 2021 VERSUS Q3 2020 RESULTS
Revenue for the Chemical segment was $229.8 million for the three months ended September 30, 2021 compared to $174.9 million for the three months ended September 30, 2020. The increase in revenue was primarily attributable to higher average sales prices driven by the strong demand and improved product upgrades. The positive effect from changes in currency exchange rates between the periods was $1.0 million.

Chemical Segment Sales Volume % Change	Three Months Ended September 30, 2021
Adhesives	6.7%
Performance Chemicals	(2.5)%
Tires(1)	15.0%
Total	0.9%
 ____________________________________________________
(1)Tires volumes are less than 5% of total Chemical segment volumes.
Sales volumes were 111.5 kilotons for the three months ended September 30, 2021, an increase of 1.0 kilotons, or 0.9%, related to higher TOR and related derivatives and Tire sales, due to continued strong demand trends across most end use markets including the recovery of automotive applications compared to the third quarter of 2020.
For the three months ended September 30, 2021, the Chemical segment generated $46.8 million of Adjusted EBITDA (non-GAAP) compared to $28.3 million for the three months ended September 30, 2020. The increase in Adjusted EBITDA was primarily driven by the expanded unit margins across all product groups, including continued favorability in the rosin chain, compared to the third quarter of 2020. These increases were partially offset by higher average raw material and other inflationary cost pressures. The effect from changes in currency exchange rates between the periods was immaterial. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
During the third quarter of 2021, we reduced consolidated debt by $18.0 million and consolidated net debt by $50.0 million, including the favorable effect of foreign currency of $11.1 million. For the nine months ended September 30, 2021, we reduced our consolidated debt by $39.1 million and consolidated net debt by $43.4 million, including the favorable effect of foreign currency of $25.0 million. The nine months ended September 30, 2021 decrease in our consolidated net debt was driven primarily by favorable operating income, partially offset by increases in working capital, including the impacts of higher raw material costs due to the current inflationary environment and associated increases in accounts receivable as a result of higher sales prices. Further, we had approximately $344.3 million of available liquidity, comprised of $90.2 million of cash on hand and a remaining available borrowing base of $254.1 million on our ABL Facility as of September 30, 2021.
Summary of principal amounts for indebtedness and a reconciliation of Kraton debt to consolidated net debt (non-GAAP) and consolidated net debt, excluding the effect of foreign currency (non-GAAP):

	September 30, 2021	June 30, 2021	December 31, 2020
	(In thousands)
Kraton debt	$837,282	$848,704	$860,360
KFPC loans(1)(2)	73,718	80,255	89,733
Consolidated debt	911,000	928,959	950,093

Kraton cash	84,278	56,371	82,804
KFPC cash(1)	5,918	1,761	3,097
Consolidated cash	90,196	58,132	85,901

Consolidated net debt	$820,804	$870,827	$864,192

Effect of foreign currency on consolidated net debt	25,031	13,918
Consolidated net debt, excluding effect of foreign currency	$845,835	$884,745
__________________________________________________
(1)Kraton Formosa Polymers Corporation (“KFPC”) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and consolidate within our financial statements.
(2)KFPC executed the KFPC Revolving Facilities to provide funding for working capital requirements and/or general corporate purposes. These are in addition to the 5.5 billion NTD KFPC Loan Agreement.
OUTLOOK
During the third quarter of 2021, we saw a continuation of favorable global demand fundamentals across the majority of our end markets. While we remain mindful of the potential for COVID-19 to adversely impact global demand for the balance of 2021, we currently expect demand trends to remain positive. In addition, although we expect inflationary pressures for raw materials, energy costs and for transportation & logistics costs, we expect to address these pressures through actions consistent with our Price Right strategy. As a result, we continue to expect Adjusted EBITDA for the full year to fall in the range of $280 - $300 million, inclusive of the $19.7 million of full year costs associated with the second quarter 2021 turnaround at our Berre, France, site.
We have not reconciled Adjusted EBITDA guidance to net income (loss) because we do not provide guidance for net income (loss) or for items that we do not consider indicative of our on-going performance, including, but not limited to, transaction and restructuring costs, costs associated with extinguishment of debt, and the spread between FIFO and ECRC, as certain of these items are out of our control and/or cannot be reasonably predicted. Accordingly, a reconciliation of the Adjusted EBITDA guidance to the corresponding U.S. GAAP measure is not available without unreasonable effort.
USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures used are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share, Consolidated Net Debt (including as adjusted to exclude the effect of foreign currency), Adjusted Gross Profit, and Adjusted Gross Profit Per Ton. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between first-in-first-out (“FIFO”) and Estimated Current Replacement Cost (“ECRC”), see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan based incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt reduction, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, Adjusted EBITDA excluding Cariflex, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization. For each reporting segment, EBITDA represents operating income (loss) before depreciation and amortization, and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements, which can vary from the terms used herein. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We prepare Adjusted EBITDA excluding Cariflex by eliminating from Adjusted EBITDA Cariflex sales, cost of sales, and direct specific fixed costs incurred from January 1, 2020 through March 6, 2020. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, if applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Gross Profit, Adjusted Gross Profit Per Ton, and Adjusted Gross Profit Per Ton, excluding the Berre turnaround: We define Adjusted Gross Profit Per Ton as Adjusted Gross Profit divided by total sales volume (for each reporting segment or on a consolidated basis, as applicable). We further calculate Adjusted Gross Profit Per Ton, excluding the Berre turnaround, by deducting out of gross profit costs associated with the Berre turnaround. We define Adjusted Gross Profit as gross profit excluding certain charges and expenses. Adjusted Gross Profit is limited because it often varies substantially from gross profit calculated in accordance with U.S. GAAP due to volatility in raw material prices.
Adjusted Diluted Earnings Per Share: We prepare Adjusted Diluted Earnings per Share by eliminating from Diluted Earnings per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC.
Consolidated Net Debt and Consolidated Net Debt, excluding the effect of foreign currency: We define Consolidated Net Debt as total consolidated debt (including debt of KFPC) less consolidated cash and cash equivalents. Management uses Consolidated Net Debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using Consolidated Net Debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. We also present Consolidated Net Debt, as adjusted for foreign exchange impact accounts for the foreign exchange effect on our foreign currency denominated debt agreements.
ABOUT KRATON CORPORATION
Kraton Corporation (NYSE: KRA) is a leading global sustainable producer of specialty polymers and high-value biobased products derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesives, roads and construction, and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances, and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, are all trademarks of Kraton Polymers LLC or its affiliates.

FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “target,” “estimates,” “reflect,” “remain,” “expects,” “projects,” “may,” “intends,” “plans,” “on track”, “forsees”, “future,” or “anticipates,” or by discussions of strategy, plans, or intentions. The statements in this press release that are not historical statements, including, but not limited to, statements regarding our expectations as to the continued impact of the COVID-19 pandemic (including governmental and regulatory actions) on demand for our products, on the national and global economy and on our customers, suppliers, employees, business and results of operations, our expectations for our business demand, margin improvements, and growth in 2021, market factors, inflationary pressures, and transportation and logistics trends, our 2021 Adjusted EBITDA, the impact of our diversified portfolio and broad geographic exposure, the impact of and expected realization of announced and future price increases, the inability to complete the proposed merger with DL Chemical Co. Ltd. due to the failure to obtain stockholder approval, or the failure to satisfy other conditions of the proposed transaction within the proposed timeframe or at all (including receipt of regulatory approvals), and the information and the matters described under the caption “Outlook,” are forward-looking statements.
All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve known and unknown risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in our most recently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in other filings made by us with the U.S. Securities and Exchange Commission (the “SEC”), and include, but are not limited to, risks related to: our ability to repay or re-finance indebtedness and risk associated with incurring additional indebtedness; our reliance on third parties for the provision of significant operating and other services; the impact of extraordinary events, including health epidemics or pandemics such as COVID-19 (including governmental and regulatory actions relating thereto), natural disasters and other weather conditions and terrorist attacks; conditions in the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in our end-use markets; fluctuations in global tariffs and energy, transportation, and logistics costs; the potential for charges related to our goodwill or other assets; and other factors of which we are currently unaware or deem immaterial. Many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. To the extent any inconsistency or conflict exists between the information included in this press release and the information included in our prior reports and other filings with the SEC, the information contained in this press release updates and supersede such information. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and we assume no obligation to publicly update or revise such forward-looking statements in light of new information or future events.

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$526,888	$373,438	$1,457,782	$1,156,386
Cost of goods sold	360,197	304,684	1,015,533	875,388
Gross profit	166,691	68,754	442,249	280,998
Operating expenses:
Research and development	10,378	9,454	29,621	30,158
Selling, general, and administrative	44,927	35,285	120,243	122,745
Depreciation and amortization	31,674	31,313	94,947	93,828
(Gain) loss on disposal of fixed assets	180	(527)	526	(34)
Impairment of goodwill	—	400,000	—	400,000
Operating income (loss)	79,532	(406,771)	196,912	(365,699)
Other income (expense)	808	259	(877)	837
Disposition and exit of business activities	—	—	—	175,189
Loss on extinguishment of debt	—	(848)	—	(14,943)
Earnings of unconsolidated joint venture	89	81	344	310
Interest expense, net	(9,989)	(13,527)	(31,353)	(44,454)
Income (loss) before income taxes	70,440	(420,806)	165,026	(248,760)
Income tax benefit (expense)	(15,234)	18,189	(36,876)	48,082
Consolidated net income (loss)	55,206	(402,617)	128,150	(200,678)
Net income attributable to noncontrolling interest	(2,182)	(1,177)	(5,486)	(2,998)
Net income (loss) attributable to Kraton	$53,024	$(403,794)	$122,664	$(203,676)
Earnings (loss) per common share:
Basic	$1.65	$(12.67)	$3.82	$(6.40)
Diluted	$1.62	$(12.67)	$3.76	$(6.40)
Weighted average common shares outstanding:
Basic	32,148	31,787	32,075	31,728
Diluted	32,692	31,787	32,610	31,728

KRATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	September 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$90,196	$85,901
Receivables, net of allowance for doubtful accounts of $764 and $598	263,234	180,258
Inventories of products, net	411,993	318,885
Inventories of materials and supplies, net	34,512	34,164
Prepaid expenses	13,953	11,844
Other current assets	17,843	15,338
Total current assets	831,731	646,390
Property, plant, and equipment, net of accumulated depreciation of $778,466 and $732,279	929,481	942,703
Goodwill	373,303	375,061
Intangible assets, net of accumulated amortization of $359,505 and $330,070	269,848	294,734
Investment in unconsolidated joint venture	12,050	12,723
Deferred income taxes	77,683	83,534
Long-term operating lease assets, net	95,100	84,042
Other long-term assets	20,113	21,770
Total assets	$2,609,309	$2,460,957
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$74,923	$72,347
Accounts payable-trade	221,308	176,229
Other payables and accruals	203,206	167,364
Due to related party	14,619	17,147
Total current liabilities	514,056	433,087
Long-term debt, net of current portion	825,459	865,516
Deferred income taxes	123,700	125,559
Long-term operating lease liabilities	77,894	67,898
Deferred income	137,439	151,329
Other long-term liabilities	151,997	168,566
Total liabilities	1,830,545	1,811,955

Equity:
Kraton stockholders’ equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 32,148 shares issued and outstanding at September 30, 2021; 31,873 shares issued and outstanding at December 31, 2020	321	319
Additional paid in capital	409,799	401,445
Retained earnings	362,062	240,464
Accumulated other comprehensive loss	(43,859)	(37,865)
Total Kraton stockholders’ equity	728,323	604,363
Noncontrolling interest	50,441	44,639
Total equity	778,764	649,002
Total liabilities and equity	$2,609,309	$2,460,957

KRATON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$128,150	$(200,678)
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	94,947	93,828
Lease amortization	18,138	18,463
Amortization of debt original issue discount	—	148
Amortization of debt issuance costs	1,893	2,426
Amortization of deferred income	(10,821)	(8,460)
(Gain) loss on disposal of property, plant, and equipment	526	(34)
Loss on extinguishment of debt	—	14,943
Impairment of goodwill	—	400,000
Earnings from unconsolidated joint venture, net of dividends received	123	197
Deferred income tax benefit	(3,040)	(64,576)
Release of uncertain tax positions	—	(3,316)
Gain on disposition and exit of business activities	—	(175,189)
Share-based compensation	8,129	7,011
Decrease (increase) in:
Accounts receivable	(88,336)	5,033
Inventories of products, materials, and supplies	(100,657)	10,083
Other assets	(4,811)	769
Increase (decrease) in:
Accounts payable-trade	50,371	(37,073)
Other payables and accruals	16,670	3,377
Other long-term liabilities	(13,395)	(3,567)
Due to related party	(1,493)	(1,032)
Net cash provided by operating activities	96,394	62,353
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(61,884)	(54,138)
KFPC purchase of property, plant, and equipment	(350)	(3,727)
Purchase of software and other intangibles	(8,657)	(6,118)
Cash proceeds (payments) from disposition and exit of business activities	(876)	510,500
Net cash provided by (used in) investing activities	(71,767)	446,517
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	103,000	77,000
Repayments of debt	(103,000)	(534,733)
KFPC proceeds from debt	54,889	63,559
KFPC repayments of debt	(71,654)	(76,555)
Finance lease payments	(559)	(134)
Purchase of treasury stock	(4,931)	(748)
Proceeds from the exercise of stock options	4,092	—
Settlement of interest rate swap	—	(1,295)
Debt issuance costs	—	(1,575)
Net cash used in financing activities	(18,163)	(474,481)
Effect of exchange rate differences on cash	(2,169)	(6,601)
Net increase in cash and cash equivalents	4,295	27,788
Cash and cash equivalents, beginning of period	85,901	35,033
Cash and cash equivalents, end of period	$90,196	$62,821

KRATON CORPORATION
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income (loss) attributable to Kraton			$53,024			$(403,794)
Net income attributable to noncontrolling interest			2,182			1,177
Consolidated net income (loss)			55,206			(402,617)
Add (deduct):
Income tax (benefit) expense			15,234			(18,189)
Interest expense, net			9,989			13,527
Earnings of unconsolidated joint venture			(89)			(81)
Loss on extinguishment of debt			—			848
Other income			(808)			(259)
Operating income (loss)	$43,822	$35,710	79,532	$(5,090)	$(401,681)	(406,771)
Add (deduct):
Depreciation and amortization	12,794	18,880	31,674	13,042	18,271	31,313
Other income (expense)	287	521	808	(7)	266	259
Loss on extinguishment of debt	—	—	—	(848)	—	(848)
Earnings of unconsolidated joint venture	89	—	89	81	—	81
EBITDA (a)	56,992	55,111	112,103	7,178	(383,144)	(375,966)
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	4,790	(2)	4,788	1,531	150	1,681
Loss on extinguishment of debt	—	—	—	848	—	848
Gain on disposal of fixed assets	—	—	—	—	(1,316)	(1,316)
Impairment of goodwill	—	—	—	—	400,000	400,000
Loss on emissions credits	647	—	647	—	—	—
Non-cash compensation expense	2,610	—	2,610	2,266	—	2,266
Spread between FIFO and ECRC	(23,767)	(8,280)	(32,047)	20,089	12,655	32,744
Adjusted EBITDA	$41,272	$46,829	$88,101	$31,912	$28,345	$60,257
_____________________________________________________
(a)Included in EBITDA are Isoprene Rubber sales to Daelim under the IRSA. Sales under the IRSA are transacted at cost and include the amortization of non-cash deferred income of $2.4 million and $0.3 million for the three months ended September 30, 2021 and 2020, respectively, which represents revenue deferred until the products are sold under the IRSA.
(b)Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

	Nine Months Ended September 30, 2021			Nine Months Ended September 30, 2020
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income (loss) attributable to Kraton			$122,664			$(203,676)
Net income attributable to noncontrolling interest			5,486			2,998
Consolidated net income (loss)			128,150			(200,678)
Add (deduct):
Income tax (benefit) expense			36,876			(48,082)
Interest expense, net			31,353			44,454
Earnings of unconsolidated joint venture			(344)			(310)
Loss on extinguishment of debt			—			14,943
Other (income) expense			877			(837)
Disposition and exit of business activities			—			(175,189)
Operating income (loss)	$125,649	$71,263	196,912	$29,597	$(395,296)	(365,699)
Add (deduct):
Depreciation and amortization	38,394	56,553	94,947	39,337	54,491	93,828
Disposition and exit of business activities	—	—	—	175,189	—	175,189
Other income (expense)	(2,446)	1,569	(877)	32	805	837
Loss on extinguishment of debt	—	—	—	(14,943)	—	(14,943)
Earnings of unconsolidated joint venture	344	—	344	310	—	310
EBITDA (a)	161,941	129,385	291,326	229,522	(340,000)	(110,478)
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	7,017	2,750	9,767	13,230	1,380	14,610
Disposition and exit of business activities	—	—	—	(175,189)	—	(175,189)
Loss on extinguishment of debt	—	—	—	14,943	—	14,943
Gain on disposal of fixed assets	—	—	—	—	(1,316)	(1,316)
Impairment of goodwill	—	—	—	—	400,000	400,000
Loss on emissions credits	647	—	647	—	—	—
Non-cash compensation expense	8,129	—	8,129	7,011	—	7,011
Spread between FIFO and ECRC	(72,677)	(19,553)	(92,230)	47,409	10,682	58,091
Adjusted EBITDA	$105,057	$112,582	$217,639	$136,926	$70,746	$207,672
Adjusted EBITDA excluding Cariflex	$105,057	$112,582	$217,639	$126,582	$70,746	$197,328
__________________________________________________
(a)Included in EBITDA are Isoprene Rubber sales to Daelim under the IRSA. Sales under the IRSA are transacted at cost and include the amortization of non-cash deferred income of $10.0 million and $7.5 million for the nine months ended September 30, 2021 and 2020, respectively, which represents revenue deferred until the products are sold under the IRSA.
(b)Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

KRATON CORPORATION
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Diluted Earnings (Loss) Per Share	$1.62	$(12.67)	$3.76	$(6.40)
Transaction, acquisition related costs, restructuring, and other costs (a)	0.11	0.03	0.23	0.34
Disposition and exit of business activities	—	—	—	(4.94)
Loss on extinguishment of debt	—	0.02	—	0.36
Gain on disposal of fixed assets	—	(0.03)	—	(0.03)
Impairment of goodwill	—	12.39	—	12.39
Tax restructuring	—	—	—	(2.03)
Loss on emissions credits	0.01	—	0.01	—
Spread between FIFO and ECRC	(0.76)	0.75	(2.16)	1.36
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.98	$0.49	$1.84	$1.05
__________________________________________________
(a)Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

POLYMER SEGMENT RECONCILIATION OF GROSS PROFIT TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Gross profit	$90,323	$34,996	$251,744	$161,572

Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs	—	—	—	387
Loss on emissions credits	647	—	647	—
Non-cash compensation expense	130	136	406	421
Spread between FIFO and ECRC	(23,767)	20,089	(72,677)	47,409
Adjusted gross profit (non-GAAP)	$67,333	$55,221	$180,120	$209,789

Sales volume (kilotons)	82.2	75.3	240.8	221.6
Adjusted gross profit per ton (non-GAAP)(a)	$819	$733	$748	$947
__________________________________________________
(a)Adjusted gross profit per ton for the nine months ended September 30, 2021, excluding $19.7 million of costs associated with the Berre turnaround ($82), would have been $830.